EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated October 29, 2015, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Third Quarter 2015 Earnings
October 29, 2015, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended September 30, 2015 (“2015 Quarter”). Total revenue for the 2015 Quarter increased to $52.4 million from $50.6 million for the quarter ended September 30, 2014 (“2014 Quarter”). Operating income, which is net income before the impact of change in fair value of derivatives, loss on early extinguishment of debt and gains on sales of property and casualty settlements, if any, increased to $13.2 million for the 2015 Quarter from $12.5 million for the 2014 Quarter.
Net income attributable to common stockholders was $7.5 million ($0.36 per diluted share) for the 2015 Quarter compared to $6.9 million ($0.33 per diluted share) for the 2014 Quarter. The increase in net income attributable to common stockholders resulted primarily from (a) higher property operating income ($1.0 million) and (b) lower interest expense and amortization of deferred debt costs ($0.4 million) partially offset by (c) higher depreciation and amortization of deferred leasing costs ($0.9 million).
Same property revenue increased $1.6 million (3.1%) and same property operating income increased $0.8 million (2.1%) for the 2015 Quarter compared to the 2014 Quarter. Same property operating income equals property revenue minus the sum of (a) property operating expenses, (b) provision for credit losses and (c) real estate taxes and the comparisons exclude the results of properties not in operation for the entirety of the comparable reporting periods. Shopping center same property operating income increased $1.0 million (3.4%) primarily due to $0.9 million of increased base rent. Mixed-use same property operating income decreased $0.2 million (2.0%) primarily due to higher provision for credit losses related to a rent dispute ($0.3 million).
For the nine months ended September 30, 2015 (“2015 Period”), total revenue increased to $156.2 million from $155.8 million for the nine months ended September 30, 2014 (“2014 Period”). Operating income decreased to $38.8 million for the 2015 Period from $39.6 million for the 2014 Period. The decrease in operating income was due primarily to (a) the net impact in 2014 of a lease termination ($1.0 million), (b) the impact in 2014 of a bankruptcy settlement and collection ($1.6 million) and (c) higher depreciation and amortization of deferred leasing costs ($1.6 million) partially offset by (d) higher property operating income, exclusive of items (a) and (b) above ($1.0 million), (e) lower general and administrative expenses, primarily due to severance expense in 2014 ($0.8 million), (f) lower acquisition related costs ($0.7 million), (g) lower interest expense and amortization of deferred debt costs ($0.5 million) and (h) lower predevelopment expenses ($0.4 million).
Net income attributable to common stockholders was $21.9 million ($1.04 per diluted share) for the 2015 Period compared to $26.8 million ($1.29 per diluted share) for the 2014 Period. The decrease in net income attributable to common stockholders was due primarily to (a) the impacts to operating income discussed in the preceding paragraph and (b) the gain on sale of property in 2014 ($6.1 million), partially offset by (c) lower noncontrolling interests ($1.6 million).
Same property revenue decreased $0.7 million (0.5%) and same property operating income decreased $2.6 million (2.2%) for the 2015 Period compared to the 2014 Period. Shopping center same property operating income decreased $1.0 million (1.1%) primarily due to (a) the net impact in 2014 of a lease termination ($1.0 million), (b) the impact in 2014 of a bankruptcy settlement and collection ($1.6 million) partially offset by (c) increased base rent ($1.4 million). Mixed-use same property operating income decreased $1.6 million (5.7%) primarily due to (a) higher real estate tax expense, the majority of which is not recoverable ($0.7 million), (b) higher provision for credit losses related to a rent dispute ($0.6 million) and (c) lower base rent ($0.3 million).

www.SaulCenters.com

As of September 30, 2015, 94.8% of the commercial portfolio was leased (not including the apartments at Clarendon Center), unchanged from September 30, 2014. On a same property basis, 94.8% of the portfolio was leased as of September 30, 2015, unchanged from September 30, 2014. The apartments at Clarendon Center were 97.1% leased as of September 30, 2015 compared to 99.6% as of September 30, 2014.
Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) increased 8.9% to $21.3 million ($0.75 per diluted share) in the 2015 Quarter from $19.5 million ($0.70 per diluted share) in the 2014 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. The increase in FFO available to common stockholders and noncontrolling interests for the 2015 Quarter was primarily due to (a) higher property operating income ($1.0 million), (b) lower interest expense and amortization of deferred debt costs ($0.4 million) and (c) lower acquisition related costs ($0.3 million).
FFO available to common stockholders and noncontrolling interests increased 2.0% to $61.9 million ($2.18 per diluted share) in the 2015 Period from $60.7 million ($2.18 per diluted share) in the 2014 Period. The increase in FFO available to common stockholders and noncontrolling interests for the 2015 Period was primarily attributable to (a) higher property operating income, other than items (h) and (i) below, ($1.0 million), (b) lower general and administrative expenses ($0.8 million), (c) lower predevelopment expenses ($0.4 million), (d) lower acquisition related costs ($0.7 million), (f) lower interest expense and amortization of deferred debt costs ($0.5 million) and (g) lower preferred stock dividends ($0.3 million) partially offset by (h) the net impact in 2014 of a lease termination ($1.0 million) and (i) the impact in 2014 of a bankruptcy settlement and collection ($1.6 million).
Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 59 properties which includes (a) 50 community and neighborhood shopping centers and six mixed-use properties with approximately 9.4 million square feet of leasable area and (b) three land and development properties. Approximately 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Real estate investments
Land	$424,837	$420,622
Buildings and equipment	1,110,255	1,109,276
Construction in progress	69,175	30,261
	1,604,267	1,560,159
Accumulated depreciation	(416,531)	(396,617)
	1,187,736	1,163,542
Cash and cash equivalents	8,922	12,128
Accounts receivable and accrued income, net	50,843	46,784
Deferred leasing costs, net	26,891	26,928
Prepaid expenses, net	8,115	4,093
Deferred debt costs, net	9,091	9,874
Other assets	5,352	3,638
Total assets	$1,296,950	$1,266,987

Liabilities
Notes payable	$807,990	$808,997
Revolving credit facility payable	30,000	43,000
Construction loan payable	31,413	5,391
Dividends and distributions payable	15,329	14,352
Accounts payable, accrued expenses and other liabilities	31,701	23,537
Deferred income	32,520	32,453
Total liabilities	948,953	927,730

Stockholders’ equity
Preferred stock	180,000	180,000
Common stock	212	209
Additional paid-in capital	300,230	287,995
Accumulated deficit and other comprehensive loss	(181,374)	(175,668)
Total Saul Centers, Inc. stockholders’ equity	299,068	292,536
Noncontrolling interests	48,929	46,721
Total stockholders’ equity	347,997	339,257
Total liabilities and stockholders’ equity	$1,296,950	$1,266,987

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	(unaudited)		(unaudited)
Base rent	$42,431	$41,452	$125,786	$123,053
Expense recoveries	8,181	7,734	24,710	24,348
Percentage rent	157	187	1,153	1,092
Other	1,607	1,222	4,526	7,335
Total revenue	52,376	50,595	156,175	155,828
Operating expenses
Property operating expenses	6,308	6,316	20,120	20,039
Provision for credit losses	621	170	1,281	480
Real estate taxes	5,933	5,594	17,710	16,631
Interest expense and amortization of deferred debt costs	11,229	11,584	33,988	34,537
Depreciation and amortization of deferred leasing costs	11,131	10,256	32,382	30,745
General and administrative	3,802	3,837	11,712	12,540
Acquisition related costs	57	359	78	738
Predevelopment expenses	57	—	57	503
Total operating expenses	39,138	38,116	117,328	116,213
Operating income	13,238	12,479	38,847	39,615
Change in fair value of derivatives	(6)	1	(12)	(6)
Gain on sale of property	—	—	11	6,069
Net Income	13,232	12,480	38,846	45,678
Income attributable to noncontrolling interests	(2,617)	(2,374)	(7,628)	(9,231)
Net income attributable to Saul Centers, Inc.	10,615	10,106	31,218	36,447
Preferred stock dividends	(3,093)	(3,206)	(9,281)	(9,619)
Net income attributable to common stockholders	$7,522	$6,900	$21,937	$26,828
Per share net income attributable to common stockholders
Basic and diluted	$0.36	$0.33	$1.04	$1.29

Weighted Average Common Stock:
Common stock	21,158	20,839	21,091	20,726
Effect of dilutive options	33	39	66	35
Diluted weighted average common stock	21,191	20,878	21,157	20,761

Reconciliation of net income to FFO attributable to common stockholders and noncontrolling interests (1)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2015	2014	2015	2014
	(unaudited)		(unaudited)
Net income	$13,232	$12,480	$38,846	$45,678
Subtract:
Gain on sale of property	—	—	(11)	(6,069)
Add:
Real estate depreciation and amortization	11,131	10,256	32,382	30,745
FFO	24,363	22,736	71,217	70,354
Subtract:
Preferred stock dividends	(3,093)	(3,206)	(9,281)	(9,619)
FFO available to common stockholders and noncontrolling interests	$21,270	$19,530	$61,936	$60,735
Weighted average shares:
Diluted weighted average common stock	21,191	20,878	21,157	20,761
Convertible limited partnership units	7,266	7,199	7,239	7,142
Average shares and units used to compute FFO per share	28,457	28,077	28,396	27,903
FFO per share available to common stockholders and noncontrolling interests	$0.75	$0.70	$2.18	$2.18

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of net income to same property operating income
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2015	2014	2015	2014
	(unaudited)		(unaudited)
Net income	$13,232	$12,480	$38,846	$45,678
Add: Interest expense and amortization of deferred debt costs	11,229	11,584	33,988	34,537
Add: Depreciation and amortization of deferred leasing costs	11,131	10,256	32,382	30,745
Add: General and administrative	3,802	3,837	11,712	12,540
Add: Predevelopment expenses	57	—	57	503
Add: Acquisition related costs	57	359	78	738
Add: Change in fair value of derivatives	6	(1)	12	6
Less: Gains on sale of property	—	—	(11)	(6,069)
Less: Interest income	(11)	(23)	(37)	(58)
Property operating income	39,503	38,492	117,027	118,620
Less: Acquisitions, dispositions and development property	517	326	1,698	688
Total same property operating income	$38,986	$38,166	$115,329	$117,932

Shopping centers	$30,091	$29,092	$89,084	$90,113
Mixed-Use properties	8,895	9,074	26,245	27,819
Total same property operating income	$38,986	$38,166	$115,329	$117,932